UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 30, 2005 (June 27, 2005)

BEASLEY BROADCAST GROUP, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-29253	65-0960915
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3033 Riviera Drive, Suite 200, Naples, Florida 34103

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (239) 263-5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 27, 2005, Beasley Mezzanine Holdings, LLC (“Beasley Mezzanine”), a wholly-owned subsidiary of Beasley Broadcast Group, Inc. (the “Company”), entered into the Second Amendment to Credit Agreement, dated as of February 27, 2004, among Beasley Mezzanine Holdings, LLC, Bank of Montreal, Chicago Branch, as Administrative Agent and the other lenders (as amended by the First Amendment to Credit Agreement, dated as of June 18, 2004, the “Credit Agreement”). The primary modifications to the Credit Agreement contained in the Second Amendment are as follows:

•	Reduces the rate of interest to be paid on each loan made under the Credit Agreement.

•	Allows Beasley Mezzanine to issue cash dividends to the Company, up to an aggregate amount of $7,500,000 in each fiscal year, as long as Beasley Mezzanine’s consolidated total debt ratio is less than 5.50:1.00 both prior to and after giving pro forma effect to the issuance of the dividends.

•	Allows Beasley Mezzanine to issue a one-time cash dividend to the Company, up to an aggregate amount of $15,000,000, as long as Beasley Mezzanine’s consolidated total debt ratio is less than 5.50:1.00 both prior to and after giving pro forma effect to the issuance of the dividends, and as long as Beasley Mezzanine does not issue a cash dividend referenced in the above paragraph to the Company in the same fiscal year as it issues the one-time cash dividend.

The description of the Second Amendment is subject in all respects to the actual provisions of the Second Amendment, a copy of which is filed with this Form 8-K as Exhibit 10.1. For additional information about the Credit Agreement, see Exhibit 10.8 to the Company’s Form 10-K Annual Report for the period ended December 31, 2003, filed with the Securities and Exchange Commission on March 12, 2004, and Exhibit 10.2 to the Company’s Form 10-Q Quarterly Report for the period ended June 30, 2004, filed with the Securities and Exchange Commission on August 6, 2004.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

10.1    Second Amendment to Credit Agreement, dated as of June 27, 2005, by, between and among Beasley Mezzanine Holdings, LLC, Bank of Montreal, Chicago Branch, as administrative agent for Lenders, and the Lenders signatory thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEASLEY BROADCAST GROUP, INC.

Date: June 30, 2005	By:	/s/ Caroline Beasley
Caroline Beasley
Vice President, Chief Financial Officer, Secretary and
Treasurer